Exhibit 99.1

NEOM Green Hydrogen Company completes financial close at a

total investment value of USD 8.4 billion in the world’s largest carbon-free green hydrogen plant

•	NEOM Green Hydrogen Company is an equal joint venture by ACWA Power, Air Products and NEOM, building the world’s largest green hydrogen plant to produce green ammonia at scale in 2026.

•	The project at a total value of USD8.4 billion is being financed with USD 6.1 billion non-recourse financing from 23 local, regional and international banks and financial institutions.

•	An exclusive 30-year off-take agreement of all the produced green ammonia has been secured.

•	NGHC have concluded the Engineering, Procurement and Construction (EPC) agreements with Air Products at a value of USD 6.7 billion.

NEOM, Saudi Arabia – 22 May 2023: NEOM Green Hydrogen Company (NGHC) today announced that following signing financial documents with 23 local, regional, and international banks, and investment firms, it has now achieved financial close on the world’s largest green hydrogen production facility at a total investment value of USD 8.4 billion. The plant is currently being built at Oxagon, in Saudi Arabia’s region of NEOM. NGHC has also concluded the engineering, procurement, and construction (EPC) agreement with Air Products as the nominated contractor and system integrator for the entire facility.

Additionally, NGHC also announced that the non-recourse financing structured for the project has been certified by S&P Global (as the second party opinion provider) as adhering to green loan principles and is one of the largest project financings put in place under the green loan framework. Air Products has already awarded major contracts to various technology and construction partners.

NEOM Green Hydrogen Company also secured an exclusive 30-year off-take agreement with Air Products for all the green ammonia produced at the facility, which will unlock the economic potential of renewable energy across the entire value chain.

An equal joint venture between ACWA Power, Air Products and NEOM, NGHC’s mega-plant will integrate up to 4GW of solar and wind energy to produce up to 600 tonnes per day of carbon-free hydrogen by the end of 2026, in the form of green-ammonia as a cost-effective solution for the transportation and industrial sectors globally.

Nadhmi Al-Nasr, Chairman, NEOM Green Hydrogen Company, and Chief Executive Officer, NEOM said:

“This substantial financial backing from the investment community shows the unmatched potential of NGHC’s green hydrogen project. With the financial close announced today, we are taking a massive leap towards opening the plant, in line with NEOM’s vision to accelerate renewable solutions.”

“At scale, this project is the first-of-its-kind internationally, leading the world in the hydrogen revolution. Harnessing the energy of NEOM’s abundant natural resources, NGHC’s project will pave the way for the large-scale adoption of green hydrogen, while driving Saudi Vision 2030’s sustainable development goals.”

David R. Edmondson, Chief Executive Officer of NGHC, said:

“I’m excited to announce that NGHC, together with our three partners ACWA Power, Air Products and NEOM, has achieved another significant milestone in our project by achieving financial close on the world’s largest green hydrogen plant with 23 banks and investment firms.

“This is a historic moment as we drive large-scale adoption of green hydrogen as the clean solution to the world’s growing energy demands. This has enabled us to also conclude the EPC agreements with Air Products for a value of USD6.7 billion. Today, we are already well underway building the world’s largest facility to produce green hydrogen at scale with production scheduled to begin by the end of 2026.

“We are grateful for the significant support and commitment of our shareholders and the investment community to achieve project financing at this scale and look forward to leading the charge on the global transition to a carbon-free future.”

Seifi Ghasemi, Chairman, President and Chief Executive Officer, Air Products, added:

“Air Products is proud to be shaping the future of energy with first-mover projects like this one, providing clean hydrogen to the world in a sustainable way. Air Products is the exclusive off-taker and will absorb the full production volume of the green hydrogen produced in the form of green ammonia at the NGHC facility to serve global mobility and industrial markets. Producing and exporting green ammonia supports the decarbonisation of these heavy-duty transportation and industrial sectors and will save the world about five million tonnes of carbon dioxide per year.

“As the primary EPC contractor and system integrator for the facility, we are proud of the significant progress made with engineering and have awarded all major subcontracts for the project. Land preparation is also complete, construction is well underway, and the joint venture team is in place and actively executing to bring green energy to the world by the end of 2026.”

Mohammad Abunayyan, Chairman, ACWA Power, added:

“As an energy transition leader and Saudi national champion, ACWA Power is proud to support and facilitate the successful financial close of this iconic green hydrogen project, marking our continued commitment alongside our partners, to Saudi Arabia’s Vision 2030. We have a proven track record of leveraging innovative solutions and advanced technology to deliver clean, sustainable power at the lowest cost.

“With the combined experience of our global utility scale renewable projects and innovative partners, we are making rapid strides towards the development of NGHC’s giga scale-plant, integrating up to

4GW of renewable power from solar and wind energy to supply green hydrogen to global markets at scale. This is a significant step forward in our shared purpose to accelerate the shift to clean energy and support the Kingdom’s decarbonization goals.”

NGHC’s financial agreements were concluded through a diverse mix of local, regional and international banks and financial institutions, along-with an Euler Hermes tranche with no fewer than 23 institutions investing in the project, located at Oxagon, in Saudi Arabia’s region of NEOM.

Earlier in January 2023, Saudi Arabia’s Ministry of Industry and Mineral Resources awarded its first industrial operating license to NGHC, paving the way for the Kingdom to become the world’s leading hydrogen producer, while maintaining its position as a key player in the energy sector.

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About NEOM Green Hydrogen Company (NGHC)

NEOM Green Hydrogen Company (NGHC) is an equal joint-venture created by ACWA Power, Air Products and NEOM, building the world’s largest plant to produce green hydrogen at scale. Located in NEOM and supporting Saudi Arabia’s Vision 2030, this mega-plant will produce up to 600 tonnes per day of carbon-free hydrogen in the form of green-ammonia as a cost-effective solution for transportation globally. Integrating up to 4GW of solar and wind energy and powered by the combined expertise of its three shareholders, NGHC will harness the infinite power of nature to accelerate the energy transition, ushering in a new era of sustainable clean energy.

Learn more at nghc.com

About ACWA Power

ACWA Power (TADAWUL:2082) is a developer, investor and operator of power generation, desalinated water and green hydrogen production plants. Registered and established in 2004 in Riyadh, Saudi Arabia, ACWA Power employs over 4,000 people and is currently present in 12 countries in the Middle East, Africa, Central Asia and Southeast Asia. ACWA Power’s portfolio comprises 72 projects in operation, advanced development, or construction with an investment value of SAR 280.56 billion (USD 74.8 billion), and the capacity to generate 45.85 GW of power and manage 6.8 million m3/day of desalinated water per day, delivered on a bulk basis to address the needs of state utilities and industries on long term, off-taker contracts under utility services outsourcing and Public-Private-Partnership models. www.acwapower.com

About Air Products

Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets. The Company has two growth pillars driven by sustainability. Air Products’ core business provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, and food. The Company also develops, engineers, builds, owns and operates some of the world’s largest industrial gas and carbon-capture projects, supplying world-scale clean hydrogen for global transportation, industrial markets, and the broader energy transition. Additionally, Air Products is the world leader in the supply of liquefied natural gas process technology and equipment, and globally provides turbomachinery, membrane systems and cryogenic containers.

The Company had fiscal 2022 sales of $12.7 billion from operations in over 50 countries and has a current market capitalization of about $65 billion. More than 21,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what’s possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, Twitter, Facebook or Instagram.

About NEOM

NEOM is an accelerator of human progress and a vision of what a new future might look like. It is a region in northwest Saudi Arabia on the Red Sea being built from the ground up as a living laboratory – a place where entrepreneurship will chart the course for this new future. It will be a destination and a home for people who dream big and want to be part of building a new model for exceptional livability, creating thriving businesses and reinventing environmental conservation.

NEOM will include hyperconnected, cognitive cities, ports and enterprise zones, research centers, sports and entertainment venues and tourist destinations. As a hub for innovation, entrepreneurs, business leaders and companies will come to research, incubate, and commercialize new technologies and enterprises in groundbreaking ways. Residents of NEOM will embody an international ethos and embrace a culture of exploration, risk-taking and diversity.

For further information email media@NEOM.com or visit www.NEOM.com and www.NEOM.com/en-us/newsroom.

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Marwa Al Omami

Hill+Knowlton Strategies

Marwa.AlOmami@hkstrategies.com

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